UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2008

BAYWOOD INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-22024	77-0125664
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 951-3956

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2008, Karl H. Rullich resigned from our board of directors. Mr. Rullich will continue to serve as our Vice President of International Sales and Secretary.

On September 28, 2008, Eric Skae was appointed to our board. We appointed Mr. Skae to our board following the September 9, 2008 closing of an Asset Purchase Agreement, whereby we purchased substantially all of the rights and assets of Skae Beverage International, LLC’s business. Also on September 9, 2008, we entered into an Employment Agreement with Mr. Skae whereby he agreed to serve as Vice President of our Company and President of our wholly-owned subsidiary, Baywood New Leaf Acquisition, Inc. These agreements are more fully described in our current report on Form 8-K filed September 15, 2008.

Pursuant to the Employment Agreement and the Asset Purchase Agreement, we agreed to cause our board to appoint Mr. Skae to serve on our board within 30 days of the closing of the Asset Purchase Agreement. We further agreed to maintain this appointment, subject to approval by our shareholders in accordance with our Articles of Incorporation and our By-laws, for the longer of (i) such period as we owe Mr. Skae an amount exceeding $150,000 in connection with the sale and purchase of the assets of Skae Beverage International, Inc. or (ii) Mr. Skae is employed by Baywood New Leaf Acquisition in the office of President, or such other office where the duties are materially similar to those duties as President. We agreed to reimburse Mr. Skae’s reasonable expenses as a member of our board in accordance with our reimbursement policy as it may be amended from time to time.

Mr. Skae founded Skae Beverage International, LLC as Midnight Sun Brands, LLC in October 2002. He has spent the past fifteen years in the beverage industry where he worked from 1999 to 2002 as President and General Manager of Fresh Solutions, Inc., a Division of Saratoga Beverage Group. While there he was responsible for a $25 million distribution business as well as advising the Chief Executive Officer on the company’s sale to North Castle Partners. He was also responsible for rolling out the Naked Juice brand. From 1997 to 1999, Mr. Skae was Director of Sales at Fresh Samantha Inc. where he managed 7 distribution centers, was responsible for 70% of the company’s sales and assisted the company’s growth from $5 million in total sales to $45 million in 2 ½ years. Prior to that, from 1996 to 1997, he was Vice-President of National Accounts at Hansen Beverage Company where he secured and managed National Accounts such as Seven Eleven, Walgreens, Circle K, Publix, Giant Foods, Mobil, Chevron, Texaco and Quik Trip. He also managed all Canadian business. From 1993 to 1996, Mr. Skae was a Regional Manager at Arizona Beverages where he managed the Mid-Atlantic region which had sales growth from $2 million to $10 million in 2 years. Mr. Skae graduated from Northwood University with a Bachelor’s degree in Business Administration.

On September 28, 2008, Scott Ricketts was appointed to our board. Mr. Ricketts is currently the President and Owner of Mid's Pasta Sauces, a food manufacturing company that specializes in premium pasta sauces. Mr. Ricketts acquired Mid's in 1997 and has grown the company from distribution in 80 stores and 15 counties to over 2,300 stores in 15 states. Since then Mid’s and Mr. Ricketts have received national recognition and several grocery and distribution awards. From 1979 to 1997, Mr. Ricketts was the President of Ewing Sales Brokerage – a food brokerage company specializing in candy and grocery lines. Responsible for over $108 million annually, Mr. Ricketts received the Broker of Year award numerous times. He sold Ewing Sales in 1997 to a regional brokerage in Detroit to pursue the purchase of Mid’s Pasta Sauces. From 1975 to 1979, Mr. Ricketts was the Sales Manager for Amster Kirtz Tobacco products. Mr. Ricketts is a graduate of Kent State University.

This report may contain forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks and uncertainties as may be detailed from time to time in our public announcements and filings with the U.S. Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Item 9.01

Financial Statements and Exhibits.

EXHIBIT

NUMBER

DESCRIPTION

10.1

Asset Purchase Agreement by and among the Company, Baywood New Leaf Acquisition, Inc., Skae Beverage International, LLC, and Eric Skae, dated September 9, 2008 (included as Exhibit 10.1 to the Form 8-K filed September 15, 2008 and incorporated herein by reference).

10.2

Employment Agreement between the Company and Eric Skae, dated September 9, 2008 (included as Exhibit 10.10 to the Form 8-K filed September 15, 2008 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAYWOOD INTERNATIONAL, INC.

Date: October 1, 2008	By:	/s/ Neil Reithinger
Neil Reithinger President and Chief Executive Officer

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